EXHIBIT 99.1

February 24, 2005

Verso Reports Fourth Quarter 2004 Results

ATLANTA — (February 24, 2005) — Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced its financial results for the fourth quarter of 2004.

The company reported revenue of $7.6 million for the fourth quarter of 2004, which does not include revenues from discontinued operations (related to the operations of NACT and MCK, substantially all of the assets of which were sold in January). EBITDA from continuing operations (defined as net loss before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) was a negative $4.3 million and loss from continuing operations was $5.4 million, or $.04 per share. Net loss was $21.5 million, or $.16 per share.

Total revenue from continuing operations for the fourth quarter was $7.6 million, which compares to revenue of $7.0 million for the third quarter of 2004 and $9.2 million for the fourth quarter of 2003. Including revenues from the discontinued NACT and MCK operations, revenue for the fourth quarter was $12.0 million, which compares to revenue of $11.2 million for the third quarter of 2004 and $15.3 million for the fourth quarter of 2003.

Gross profit from continuing operations for the fourth quarter of 2004 was $3.2 million, or 43% of sales, compared to $3.0 million, or 44% of sales, for the third quarter of 2004 and $3.8 million, or 41% of sales, for the fourth quarter of 2003.

Total operating expenses from continuing operations for the fourth quarter of 2004 were $8.6 million compared to $8.4 million for the third quarter of 2004 and $6.9 million for the fourth quarter of 2003. The fourth quarter of 2004 included $260,000 in reorganization costs.

EBITDA from continuing operations was negative $4.3 million for the fourth quarter of 2004. This compares to EBITDA from continuing operations for the third quarter of 2004 of negative $4.5 million and EBITDA from continuing operations for the fourth quarter of 2003 of negative $1.8 million.

In the fourth quarter of 2004, the company had a charge of $1.2 million from the loss from discontinued operations associated with the NACT and MCK operations. In the third quarter of 2004, the loss from discontinued operations was $1.8 million and in the fourth quarter of 2003, the loss from discontinued operations was $2.1 million. In addition, Verso recorded a loss of $14.8 million for the disposal of discontinued operations related to the sale of the business assets of NACT and MCK.

The company had a net loss of $21.5 million for the fourth quarter of 2004. The net loss per share was $.16, of which there was a net loss of $.04 from continuing operations and $.12 from discontinued operations. In the third quarter of 2004, the company had a net loss of $7.3 million, or $.05 per share. The net loss per share from continuing operations was $.04, and the net loss per share from discontinued operations was $.01. In the fourth quarter of 2003, the company had a net loss of $5.2 million, or $.04 per share. The net loss per share from continuing operations was $.02, and the net loss per share from discontinued operations was $.02.

As of December 31, 2004, the company had total cash of $4.2 million versus $10.8 million at September 30, 2004. This does not reflect the cash generated in the first quarter of 2005 from the private placement and the sale of NACT, as discussed below. There are no borrowings outstanding under the company’s line of credit with Silicon Valley Bank, which is in the process of being renewed. Total debt, including the current portion, was $7.0 million as of December 31, 2004.

As previously disclosed, the company’s goal is to focus on core businesses and become a leading provider of next generation voice and data solutions for service providers and to reach cash flow break even as quickly as possible, while showing revenue growth. In an effort to reach that goal, Verso took the following steps over the last several months:

•	The company augmented its management team by hiring Lewis Jaffe as its President and Chief Operating Officer to focus on the company’s operations and Monty Bannerman as its SVP, Strategic Initiatives, to spearhead the sales effort.

•	On February 7, 2005 the company announced it raised capital through a private placement of senior unsecured convertible debentures. Net proceeds were $12.5 million, including $1.6 million in restricted cash.

•	On January 24, 2005 Verso sold the assets of MCK for a $3.5 million secured interest bearing note. The company is moving from selling to enterprise customers to service providers, and is focused on next generation technologies.

•	On January 24, 2005 Verso sold the assets of NACT for $4 million in cash. This disposition reduces the company’s cash losses going forward. NACT was more focused on legacy technology and Verso is moving toward a next generation solution, namely Jacksonville Technology Associates, Inc. (JTA), as discussed below. In addition, the sale allows management to focus on areas that it believes have greater potential in the context of its strategy. Verso still retains the right to resell NACT’s billing and provisioning platform.

•	On February 23, 2005 Verso signed a definitive agreement to acquire substantially all of the operating assets of JTA for $50,000 and the issuance of 950,000 shares of its common stock and the assumption of $625,000 in liabilities. The acquisition of JTA will give Verso a robust, open architecture, next generation pre-paid application that can be sold to Tier 1 and Tier 2 carriers, thereby increasing the company’s potential market opportunity. Verso expects to close this acquisition by March 31, 2005 and to realize revenues from JTA in the first half of 2005.

•	Verso is finalizing its completion of GR 303 compatibility to sell its softswitch solutions in the domestic marketplace. Ultimate completion is expected to occur in the second quarter of 2005.

Conference Call Information

Verso will hold a conference call today at 5:00 p.m. EST to discuss the company’s fourth quarter results. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso’s website for 30 days. A telephone replay of the call will be available from 8:30 p.m. EST on February 24, 2005 through 11:59 p.m. on March 10, 2005 at 800.475.6701 for domestic callers and 320.365.3844 for international callers. The passcode is 770943.

About Verso Technologies
Verso is a leading provider of next generation communication solutions for carriers and service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

Earnings Measurement Quality
EBITDA from continuing operations as presented in this press release is not a measure of performance under generally accepted accounting principles and is not calculated identically by all companies. Therefore, the presentation in this press release may not be comparable to those disclosed by other companies. The company utilizes EBITDA from continuing operations (defined as net loss excluding discontinued operations before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation), with and without the write-down of goodwill, as a measure of performance because it believes that it is a useful adjunct to net income and other GAAP measurements because it is a reasonable measure of a company’s performance. Items such as depreciation and amortization are more appropriately associated with the historical operations of the business, i.e., existing asset base and the implications of purchase accounting for acquisitions. Interest expense is associated primarily with the company’s financing decisions, rather than current operations. The company believes that EBITDA, with and without the write-down of goodwill, provides investors with an indication of the cash produced from the company’s operations.

Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Verso Investor Contact:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com

VERSO TECHNOLOGIES, INC.
(Unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2004	2003	2004	2003
Revenue:
Products	$3,858	$4,539	$15,527	$19,330
Services	3,708	4,678	16,736	18,809

Total revenue	7,566	9,217	32,263	38,139

Cost of revenue:
Products:
Product costs	1,910	2,747	6,844	7,887
Amortization of intangibles	68	116	274	167

Total cost of products	1,978	2,863	7,118	8,054
Services	2,365	2,549	10,026	8,914

Total cost of revenue	4,343	5,412	17,144	16,968

Gross profit	3,223	3,805	15,119	21,171

Operating expenses
General & administrative	3,290	2,637	12,392	9,627
Sales and marketing	2,479	1,980	9,428	6,670
Research and development	1,822	1,526	6,963	4,844
Depreciation and amortization	762	775	2,953	2,948
Reorganization costs	260	—	1,414	159

Total operating expenses	8,613	6,918	33,150	24,248

Operating (loss) income from continuing operations	(5,390)	(3,113)	(18,031)	(3,077)

Other expense, net	(29)	76	(739)	(1,138)

Loss from continuing operations before income taxes	(5,419)	(3,037)	(18,770)	(4,215)

Income taxes	—	—	—	—

Loss from continuing operations	(5,419)	(3,037)	(18,770)	(4,215)

Loss from discontinued operations	(1,243)	(2,128)	(5,229)	(14,072)

Loss from disposal of discontinued operations	(14,788)	—	(14,788)	—

Total loss from discontinued operations	(16,031)	(2,128)	(20,017)	(14,072)

Net loss	$(21,450)	$(5,165)	$(38,787)	$(18,287)

Net loss per common share- basic and diluted:

Loss from continuing operations	$(0.04)	$(0.02)	$(0.14)	$(0.04)
Loss from discontinued operations	$(0.12)	$(0.02)	$(0.15)	$(0.14)

Net loss per common share- basic and diluted	$(0.16)	$(0.04)	$(0.29)	$(0.18)

Weighted average shares outstanding — basic and diluted	133,113,640	119,189,466	131,523,863	99,134,790

RECONCILIATION OF NET LOSS TO EBITDA FROM CONTINUING OPERATIONS

	For the three months ended December 31,		For the twelve months ended December 31,
	2004	2003	2004	2003
Loss from continuing operations	$(5,419)	$(3,037)	$(18,770)	$(4,215)
Add back:
Interest	267	372	1,054	1,525
Income taxes	—	—	—	—
Depreciation and amortization	762	775	2,953	2,948
Amortization of intangibles (cost of goods sold)	68	116	274	167

EBITDA from continuing operations	$(4,322)	$(1,774)	$(14,489)	$425

SELECTED BALANCE SHEET ITEMS

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$4,234	$7,654
Restricted cash	—	2,290
Accounts receivable, net	3,961	4,966
Inventories	5,362	4,150
Current portion of assets of discontinued operations	8,995	13,543
Total current assets	24,003	33,294
Assets of discontinued operations, net of current portion	—	19,855
Total assets	33,429	63,252
Convertible subordinated debentures, current	4,254	—
Current portion of liabilities of discontinued operations	3,185	8,659
Total current liabilities	16,388	20,557
Convertible subordinated debentures, long-term	—	3,979
Total liabilities	20,789	29,659
Total shareholders’ equity	12,640	33,593